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                                                                    EXHIBIT 99
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PACIFICORP                                                        NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

For investor inquiries, Angela Hult, PacifiCorp (503) 731-2192
For media inquiries, Jan Mitchell, PacifiCorp (503) 464-6261

October 14, 1997

            PACIFICORP AGREES TO SALE OF PACIFIC GENERATION COMPANY

PacifiCorp (NYSE: PPW) announced today that its wholly-owned subsidiary, PacifiCorp Holdings, Inc. (PHI), has entered into an agreement to sell Pacific Generation Company (PGC) to NRG Energy, Inc., a wholly-owned subsidiary of Northern States Power. The sales price is $133 million. The transaction is expected to close in approximately 30 days, subject to approval under the Hart-Scott-Rodino Antitrust Act.

PGC is an independent power producer with interests in 12 power generating facilities located throughout North America, totaling 795 megawatts. These plants use fuel sources that include coal, natural gas, hydro, biomass, waste and wind. Almost all of the output from the plants is under contract to other entities, typically the area's local utility.

Under the terms of the agreement, NRG retains an exclusive option until Nov. 12, 1997 to purchase certain PGC projects which are currently under development.

"This sale is in conjunction with our effort to acquire The Energy Group and sharpens our focus on becoming a leading global energy supplier," said Michael Henderson, president and chief executive officer of PHI. "It is consistent with our previously announced plan to sell Pacific Telecom, Inc., PGC and the majority of our financial services' assets."

On August 1, the President of the Board of Trade in the United Kingdom referred PacifiCorp's proposed offer for The Energy Group to that country's Monopolies and Mergers Commission (MMC) for review. PacifiCorp is committed to cooperating fully with the MMC and moving forward with the transaction.

PacifiCorp, one of the nation's lowest-cost electricity producers, is a multinational energy company with 1.4 million retail electric customers in the western United States and 550,000 customers in the state of Victoria in Australia. PacifiCorp, which has more than 10,000 megawatts of generation capacity, also is the largest investor-owned bulk power marketer in the western U.S., and is an active electricity and gas marketer in the eastern U.S.

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